EXHIBIT 99.1

Alta Mesa Announces Third Quarter 2013 Financial Results and Operational Update

HOUSTON, Nov. 13, 2013 (GLOBE NEWSWIRE) -- Alta Mesa Holdings, LP announced its financial results for the third quarter of 2013 and provided highlights of its recent operations. A conference call to discuss these results is scheduled for today at 3:30 p.m., Central time.

Financial and operational highlights of note for the third quarter of 2013 include the following:

  Production totaled 1.5 Mmboe, or 16,400 BOE per day
  Oil and liquids production up 25% from Q3-2012
  Production mix moved to 54% oil and liquids, up from 46% in Q3-2012
  EBITDAX totaled $56 million

EBITDAX

EBITDAX (a non-GAAP financial measure, defined below) for the third quarter of 2013 was $56.3 million, up 12% compared to $50.4 million for the third quarter of 2012. The difference in EBITDAX between the two periods was due primarily to increased oil and liquids production and improved realized commodity prices, partially offset by increased general and administrative costs and lease operating costs related to higher oil and liquids production. EBITDAX for the fourth quarter of 2013 is expected to range between $58 and $62 million.

Production

Production volumes for the third quarter of 2013 totaled 1.5 million barrels of oil equivalent ("Mmboe"), or an average of 16,400 barrels of oil equivalent per day, up compared to 1.4 Mmboe or 15,200 barrels of oil equivalent per day for the third quarter of 2012. The increase in production is, in part, a result of the successful and continued development in the Eagle Ford Shale (up 55% from Q3-12), Sooner Trend and Weeks Island. The Company's total production mix has moved to 54% oil and liquids for the third quarter of 2013 (46% in 3Q-12). Production for the fourth quarter of 2013 is expected to range between 16,500 and 18,000 BOE per day.

Revenue & Hedging

Oil and gas revenues for the third quarter of 2013 totaled $100.3 million, up from oil and gas revenues of $86.9 million for the third quarter of 2012. The variance between the two periods for oil and gas revenues was due primarily to the progressive shift in the Company's production mix, which has moved to a greater percentage of oil and liquids combined with increased production. Alta Mesa actively manages a portfolio of financial swaps and options with the goal of minimizing its upside price constraints and maximizing its downside price protection. The results of this proactive hedging program are reflected in the net realized gains received in the first nine months of 2013, which were $13.6 million. As of the end of the third quarter Alta Mesa has approximately 70% of its forecasted PDP production hedged over the next five years at average annual floor prices of $4.88 per MMbtu for natural gas and $92.13 per Bbl for oil.

Lease Operating Expense

Total lease operating expense, inclusive of production and ad valorem taxes and workover expenses, for the third quarter of 2013 was $29.6 million compared to $29.3 million for the third quarter of 2012. The slight increase in lease operating expense between the two periods was primarily due to an increase in chemical usage, field services and rental equipment. Additionally, production taxes were up because of the higher production revenues offset in part by a decrease in ad valorem taxes.

Depreciation, Depletion and Amortization Expense

Depreciation, depletion and amortization expense for the third quarter of 2013 was $30.6 million compared to $27.1 million for the third quarter of 2012. On a per unit basis, depreciation, depletion and amortization expense for the third quarter of 2013 was $20.32 per BOE compared to $19.39 per BOE for the third quarter of 2012.

General and Administrative Expenses

General and administrative expenses for the third quarter of 2013 were $13.4 million compared to $9.8 million for the third quarter of 2012. The increase in general and administrative expenses between the two periods was primarily the result of increased salary and benefits expense related to additional personnel. Additionally, expenses for consulting services were up compared to prior periods.

Net Income (Loss)

Net loss for the third quarter of 2013 was $25.7 million, compared to a net loss of $80.9 million for the third quarter of 2012. The difference between the two periods of $55.2 million was primarily due to a significant decline in impairment expense and higher oil and liquids revenues partially offset by higher interest expense, general and administrative expenses and exploration expense.

Operational Highlights

Sooner Trend:

Alta Mesa owns working interests in five large production units (greater than 40,000 net acres) which are located in Kingfisher County in the Sooner Trend field. Production in this area comes primarily from legacy water floods in the Manning, Big Lime, and Oswego formations, and more recently from horizontal drilling in the siliceous, naturally-fractured Mississippian Lime and Oswego formations. The Company is in the early stages of an expanded horizontal drilling program after several quarters of systematic evaluation and testing of several productive formations to further define the multiple opportunities in this area and how best to exploit them. The Company anticipates these efforts will result in a material impact on both production and reserves. Year-to-date, Alta Mesa has drilled, or is drilling, 14 horizontal wells in Sooner Trend, two of which were spud in December 2012; of these, ten target the Mississippian Lime, three target the Oswego, and one targets the Hunton Lime. In the third quarter Alta Mesa completed two Mississippian Lime horizontal wells and spud an additional three Mississippian Lime horizontal wells that are expected to be completed in the fourth quarter. Net production from our Sooner Trend properties was approximately 1,400 BOE per day for the third quarter of 2013, up 40% compared to 1,000 BOE per day for the third quarter of 2012.

Eagle Ford Shale:

Alta Mesa's Eagle Ford Shale assets are located in the liquids-rich area of the play in Karnes County, Texas and are principally operated by Murphy Oil. The Company's reserves and daily production have grown steadily since development in this core area started over two years ago. Currently, Alta Mesa has working interests in approximately 100 wells. During the third quarter, 14 Eagle Ford wells operated by Murphy were brought on production. Working interest in these wells ranged between 1% and 21%. Six of the Murphy wells were drilled from a single pad, on what Murphy describes as, 26-acre spacing. Most previous development has been on 80 acre spacing and the Company believes downspacing to 40 acres or less will add significant reserves to the project area. Alta Mesa expects an additional ten wells to be placed on production during the fourth quarter including five Murphy wells and five BHP Billiton wells. Net production for the third quarter was approximately 3,400 BOE per day, which is a 55% increase compared to 2,200 in the third quarter of last year.

South Louisiana:

The Company continues to develop its South Louisiana assets, the most significant of which is the giant Weeks Island oil field located in Iberia Parish, Louisiana. The Company completed four wells in the third quarter of 2013, with one additional well in progress at the end of the quarter, and one developmental dry hole. Year-to-date, the Company has drilled and completed 12 wells and performed recompletions or successful workovers on another 12 wells. Three wells are scheduled for drilling between now and the end of the year and three wells are waiting to be placed on-line. At least one drilling rig is being fully utilized continuously through the end of 2013 in addition to two workover rigs operating in this field. The workover rigs are primarily completing new wells and recompleting older wells to new producing zones.

On October 1, 2013, Alta Mesa increased its ownership in Weeks Island Field with an acquisition from Stone Energy. The $45 million acquisition included approximately 1.8 million BOE of proved reserves. This was principally additional interest in wells and leases the Company already operated and also included about 600 gross acres for properties in which it previously had no working interest. Production from Weeks Island, net to the Company's interest, was approximately 3,300 BOE per day for the third quarter of 2013, as compared to 2,400 BOE per day for the third quarter of 2012.

Conference Call Information

Alta Mesa invites you to listen to its conference call, which will discuss its financial and operational results, at 3:30 p.m., Central Time, on Wednesday, November 13, 2013. If you wish to participate in this conference call, dial 877-300-8521 (toll free in US/Canada) or 412-317-6026 (for International calls), five to ten minutes before the scheduled start time and reference Conference ID # 10036725. A webcast of the call and any related materials will be available on Alta Mesa's website at www.altamesa.net. Additionally, a replay of the conference call will be available for one week following the live broadcast by dialing 877-870-5176 (toll free in US/Canada) or 858-384-5517 (International calls), and referencing Conference ID # 10036725.

Alta Mesa Holdings, LP is a privately held company engaged primarily in onshore oil and natural gas acquisition, exploitation, exploration and production whose focus is to maximize the profitability of our assets in a safe and environmentally sound manner. Alta Mesa seeks to maintain a portfolio of lower risk properties in plays with known resources where it identifies a large inventory of lower risk drilling, development, and enhanced recovery and exploitation opportunities.  Alta Mesa maximizes the profitability of its assets by focusing on sound engineering, enhanced geological techniques, including 3-D seismic analysis, and proven drilling, stimulation, completion, and production methods. Alta Mesa is headquartered in Houston, Texas.

Safe Harbor Statement and Disclaimer

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, regarding Alta Mesa's strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words "could", "should", "will", "play", "believe", "anticipate", "intend", "estimate", "expect", "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Alta Mesa's current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. These forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forward-looking statements may include statements about Alta Mesa's: business strategy; reserves; financial strategy, liquidity and capital required for our development program; realized oil and natural gas prices; timing and amount of future production of oil and natural gas; hedging strategy and results; future drilling plans; competition and government regulations; marketing of oil and natural gas; leasehold or business acquisitions; costs of developing our properties; general economic conditions; credit markets; liquidity and access to capital; uncertainty regarding our future operating results; and plans, objectives, expectations and intentions contained in this press release that are not historical. Alta Mesa cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the exploration for and development and production of oil and natural gas. These risks include, but are not limited to, commodity price volatility, low prices for oil and/or natural gas, global economic conditions, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and other risks. Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reservoir engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, Alta Mesa's actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Alta Mesa may issue. Except as otherwise required by applicable law,  Alta Mesa disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.

Alta Mesa Holdings, LP and Subsidiaries
Consolidated Statements of Operations
(unaudited – dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
REVENUES
Oil	$ 76,938	$ 57,285	$ 214,824	$ 160,069
Natural gas	20,737	26,758	68,883	78,638
Natural gas liquids	2,664	2,877	7,723	10,414
Other revenue (loss)	(48)	2,568	1,110	3,952
	100,291	89,488	292,540	253,073
Unrealized loss — oil and natural gas derivative contracts	(21,455)	(37,855)	(20,405)	(19,944)
TOTAL REVENUES	78,836	51,633	272,135	233,129
EXPENSES
Lease and plant operating expense	18,031	17,719	51,681	50,833
Production and ad valorem taxes	8,130	7,232	21,326	19,315
Workover expense	3,428	4,318	12,013	8,254
Exploration expense	13,508	9,480	22,374	13,543
Depreciation, depletion, and amortization expense	30,667	27,147	83,547	76,161
Impairment expense	2,072	46,472	28,618	50,934
Accretion expense	460	458	1,352	1,339
Loss on sale of assets	1,077	—	2,267	—
General and administrative expense	13,378	9,812	32,139	30,195
TOTAL EXPENSES	90,751	122,638	255,317	250,574
INCOME (LOSS) FROM OPERATIONS	(11,915)	(71,005)	16,818	(17,445)
OTHER INCOME (EXPENSE)
Interest expense	(13,845)	(9,922)	(40,794)	(29,510)
Interest income	23	30	121	70
Litigation settlement	—	—	—	1,250
TOTAL OTHER INCOME (EXPENSE)	(13,822)	(9,892)	(40,673)	(28,190)
LOSS BEFORE STATE INCOME TAXES	(25,737)	(80,897)	(23,855)	(45,635)
PROVISION FOR STATE INCOME TAXES	—	—	—	—
NET LOSS	$ (25,737)	$ (80,897)	$ (23,855)	$ (45,635)

Alta Mesa Holdings, LP and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	September 30,	December 31,
	2013	2012
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 6,865	$ 5,786
Restricted cash	—	2,305
Accounts receivable, net	43,025	40,715
Other receivables	1,282	4,415
Prepaid expenses and other current assets	3,309	4,501
Derivative financial instruments	10,256	21,360
TOTAL CURRENT ASSETS	64,737	79,082
PROPERTY AND EQUIPMENT
Oil and natural gas properties, successful efforts method, net	746,454	639,466
Other property and equipment, net	8,724	16,031
TOTAL PROPERTY AND EQUIPMENT, NET	755,178	655,497
OTHER ASSETS
Investment in Partnership — cost	9,000	9,000
Deferred financing costs, net	11,661	13,685
Derivative financial instruments	6,915	14,066
Advances to operators	3,926	9,416
Deposits and other assets	1,804	1,686
TOTAL OTHER ASSETS	33,306	47,853
TOTAL ASSETS	$ 853,221	$ 782,432
LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$ 101,663	$ 112,684
Current portion, asset retirement obligations	2,519	64
Derivative financial instruments	2,241	91
TOTAL CURRENT LIABILITIES	106,423	112,839
LONG-TERM LIABILITIES
Asset retirement obligations, net of current portion	47,855	48,529
Long-term debt	703,741	601,858
Notes payable to founder	23,027	22,123
Other long-term liabilities	2,398	3,451
TOTAL LONG-TERM LIABILITIES	777,021	675,961
TOTAL LIABILITIES	883,444	788,800
COMMITMENTS AND CONTINGENCIES (NOTE 9)
PARTNERS' CAPITAL (DEFICIT)	(30,223)	(6,368)
TOTAL LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)	$ 853,221	$ 782,432

Alta Mesa Holdings, LP and Subsidiaries
Consolidated Statement of Cash Flows
(unaudited - dollars in thousands)

	Nine Months Ended September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (23,855)	$ (45,635)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, and amortization expense	83,547	76,161
Impairment expense	28,618	50,934
Accretion expense	1,352	1,339
Amortization of loan costs	2,121	1,716
Amortization of debt discount	383	195
Dry hole expense	13,700	6,010
Expired leases	223	—
Unrealized loss on derivatives	20,405	18,644
Interest converted into debt	904	907
Loss on sale of assets	2,267	—
Changes in assets and liabilities:
Restricted cash	2,305	—
Accounts receivable	(2,310)	1,940
Other receivables	3,133	(1,350)
Prepaid expenses and other non-current assets	6,564	(3,987)
Settlement of asset retirement obligation	(1,358)	(2,737)
Accounts payable, accrued liabilities, and other long-term liabilities	9,231	13,714
NET CASH PROVIDED BY OPERATING ACTIVITIES	147,230	117,851
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property and equipment	(245,486)	(152,125)
Acquisitions	(9,469)	(20,216)
Proceeds from sale of property	7,401	—
NET CASH USED IN INVESTING ACTIVITIES	(247,554)	(172,341)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	119,500	68,000
Repayments of long-term debt	(18,000)	(10,000)
Additions to deferred financing costs	(97)	(118)
NET CASH PROVIDED BY FINANCING ACTIVITIES	101,403	57,882
NET INCREASE IN CASH AND CASH EQUIVALENTS	1,079	3,392
CASH AND CASH EQUIVALENTS, beginning of period	5,786	2,630
CASH AND CASH EQUIVALENTS, end of period	$ 6,865	$ 6,022
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$ 26,696	$ 20,969
Cash paid during the period for state taxes	$ 18	$ 230
Change in asset retirement obligations	$ 1,001	$ 1,476
Asset retirement obligations assumed, purchased properties	$ 169	$ 532
Change in accruals or liabilities for capital expenditures	$ (20,686)	$ 12,963

Prices

Below is a table of average hedged and unhedged prices received by the Company.

Hedged - Average Realized Prices	Q3-2013	Q3-2012
Natural Gas (per Mcf)	$ 4.95	$ 5.93
Oil (per Bbl)	102.73	100.79
Natural Gas Liquids (per Bbl)	43.08	36.50
Combined realized (per MBOE)	66.48	62.10

Unhedged – Average Prices	Q3-2012	Q3-2012
Natural Gas (per Mcf)	$ 3.77	$ 2.94
Oil (per Bbl)	108.27	101.08

GAAP to Non-GAAP Reconciliation

Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income/(loss) before interest expense, exploration expense, depletion, depreciation and amortization, impairment of oil and natural gas, accretion of asset retirement obligations, tax expense, unrealized gain/loss on oil and natural gas derivative contracts. Alta Mesa presents Adjusted EBITDAX because it believes Adjusted EBITDAX is an important supplemental measure of its performance that is frequently used by others in evaluating companies in its industry. Adjusted EBITDAX is not a measurement of Alta Mesa's financial performance under GAAP, and should not be considered as an alternative to net income/(loss), operating income or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as a measure of Alta Mesa's profitability or liquidity. Adjusted EBITDAX has significant limitations, including that it does not reflect Alta Mesa's cash requirements for capital expenditures, contractual commitments, working capital or debt service. In addition, other companies may calculate Adjusted EBITDAX differently than Alta Mesa does, limiting its usefulness as a comparative measure.

The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDAX for the periods indicated:

(unaudited - dollars in thousands)
	Three Months Ended
	Sept 30,
	2013	2012
Net Income/(loss)	$ (25,737)	$ (80,897)
Adjustments to net income:
Provision for state income taxes	--	--
Interest expense	13,845	9,922
Unrealized (gain)/loss - oil & gas hedges	21,455	37,855
Exploration expense	13,508	9,480
Depreciation, depletion and amortization	30,667	27,147
Impairment expense	2,072	46,472
Accretion expense	460	458
Adjusted EBITDAX	$ 56,270	$ 50,437
CONTACT: Lance L. Weaver (281) 943-5597 lweaver@altamesa.net